UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE l4A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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ATLAS AIR WORLDWIDE HOLDINGS, INC.

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ATLAS AIR WORLDWIDE HOLDINGS, INC.
2000 Westchester Avenue
Purchase, New York 10577-2543

April 17, 2009

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2009 Annual Meeting of Stockholders of Atlas Air Worldwide Holdings, Inc. The Annual Meeting will be held at 11:00 a.m., local time, on Friday, May 22, 2009, at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, 38th Floor, New York, NY 10036.

The business to be conducted at the meeting is outlined in the attached Notice of Annual Meeting and Proxy Statement. The annual report for the year ended December 31, 2008 is also enclosed.

The shares represented by your proxy will be voted at the Annual Meeting as therein specified (if the proxy is properly executed, returned and not revoked). Accordingly, we request that you promptly sign, date and mail the enclosed proxy in the accompanying prepaid envelope provided for your convenience. You may revoke your proxy at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attending the Annual Meeting in and of itself will not constitute a revocation of a proxy.

Sincerely,

EUGENE I. DAVIS
Chairman of the Board of Directors

Notice of 2008 Annual Meeting of Stockholders To be held on May 22, 2009
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS MAY 22, 2009
GENERAL INFORMATION
ABOUT THE ANNUAL MEETING
STOCK OWNERSHIP
PROPOSAL 1
Nominees for Director
CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS
PROPOSAL 2
RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009
ADDITIONAL COPIES OF ANNUAL REPORT
ADDITIONAL INFORMATION
OTHER MATTERS

ATLAS AIR WORLDWIDE HOLDINGS, INC.
2000 WESTCHESTER AVENUE
PURCHASE, NEW YORK 10577-2543

Notice of 2008 Annual Meeting of Stockholders
To be held on May 22, 2009

We will hold the 2009 Annual Meeting of Stockholders of Atlas Air Worldwide Holdings, Inc., a Delaware corporation, on Friday, May 22, 2009, at 11:00 a.m., local time, at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, 38th Floor, New York, NY 10036, for the following purposes:

1.	To elect a board of directors to serve until the 2010 Annual Meeting of Stockholders or until their successors are elected and qualified;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2009; and

3.	To transact such other business, if any, as may properly come before the meeting and any adjournments thereof.

The foregoing matters are described in more detail in the Proxy Statement that is attached to this notice.

Only stockholders of record at the close of business on March 24, 2009, which date has been fixed as the record date for notice of the Annual Meeting, are entitled to receive this notice and to vote at the meeting and any adjournments thereof.

YOUR VOTE IS VERY IMPORTANT. WE HOPE YOU WILL ATTEND THIS ANNUAL MEETING IN PERSON, BUT IF YOU CANNOT, PLEASE SIGN AND DATE THE ENCLOSED PROXY. RETURN THE PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE RETURNED A PROXY. IF YOU HAVE RECEIVED MORE THAN ONE PROXY CARD, IT IS AN INDICATION THAT YOUR SHARES ARE REGISTERED IN MORE THAN ONE ACCOUNT. PLEASE COMPLETE, DATE, SIGN AND RETURN EACH PROXY CARD YOU RECEIVE.

By Order of the Board of Directors

WILLIAM J. FLYNN
President and Chief Executive Officer

April 17, 2009

ATLAS AIR WORLDWIDE HOLDINGS, INC.
2000 Westchester Avenue
Purchase, New York 10577-2543

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
MAY 22, 2009

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of Atlas Air Worldwide Holdings, Inc., a Delaware corporation (“AAWW”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 22, 2009, at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, 38th Floor, New York, NY 10036 at 11:00 a.m., local time, and at any adjournments or postponements of the Annual Meeting. It is expected that this Proxy Statement and the accompanying proxy will first be mailed or delivered to stockholders beginning on or about April 17, 2009. Proxies may be solicited in person, by telephone or by mail, and the costs of such solicitation will be borne by AAWW.

AAWW was incorporated in Delaware in 2000 and is a holding company with a principal operating subsidiary, Atlas Air, Inc. (“Atlas”), which is wholly-owned. AAWW also maintains a 51% economic interest and a 75% voting interest in Polar Air Cargo Worldwide, Inc. (“Polar”). Except as otherwise noted, Atlas, Polar and AAWW (along with AAWW’s other subsidiaries) are collectively referred to herein as the “Company,” “AAWW,” “we,” “us,” or “our.”

ABOUT THE ANNUAL MEETING

At our Annual Meeting, the holders of shares of our Common Stock, par value $0.01 per share (the “Common Stock”), will act upon the matters outlined in the notice of meeting on the cover page of this Proxy Statement, in addition to transacting such other business, if any, as may properly come before the meeting or any adjournments thereof. The shares represented by your proxy will be voted as indicated on your proxy, if properly executed. If your proxy is properly signed and returned, but no directions are given on the proxy, the shares represented by your proxy will be voted:

•	FOR the election of the director nominees named herein, to serve until the 2010 Annual Meeting or until their successors are elected and qualified (Proposal No. 1).

•	FOR ratifying the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2009 (Proposal No. 2).

In addition, if any other matters are properly submitted to a vote of stockholders at the Annual Meeting, the accompanying form of proxy gives the proxy holders the discretionary authority to vote your shares in accordance with their best judgment on that matter. Unless you specify otherwise, it is expected that your shares will be voted on those matters as recommended by our Board of Directors, or if no recommendation is given, in the proxy holders’ discretion.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 22, 2009
This Proxy Statement and the AAWW 2008 Annual Report are available for downloading, viewing and printing at http://www.ezodproxy.com/AtlasAir/2009

Record Date and Voting Securities

All of our stockholders of record at the close of business on March 24, 2009 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. As of the Record Date, there were 21,079,243 shares of Common Stock issued and outstanding. Each outstanding share of Common Stock will be entitled to one vote on each matter considered at the Annual Meeting. A description of certain restrictions on voting by stockholders who are not “U.S. citizens,” as defined by applicable laws and regulations, can be found in “Additional Information — Limited Voting by Foreign Owners” at the end of this Proxy Statement.

Shares Registered in the Name of a Bank, Broker or Nominee

Brokerage firms and banks holding shares in street name for customers are required to vote such shares in the manner directed by their customers. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the meeting. Your broker, bank or nominee has enclosed herewith or separately provided a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote these shares.

Quorum, Vote Required

A majority of the outstanding shares of Common Stock as of the Record Date must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. If the number of shares of Common Stock present, in person and by proxy, at the Annual Meeting does not constitute the required quorum, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Proposal 1: Election of Directors.  Members of the Board (each, a “Director” and collectively, the “Directors”) are elected by a plurality of the votes cast at the Annual Meeting. This means that the director nominees with the most votes will be elected.

Proposal 2: Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009.  The affirmative vote of a majority of the shares represented at the Annual Meeting, either in person or by proxy, and entitled to vote on this proposal is required to ratify the selection of PricewaterhouseCoopers LLP.

Shares of Common Stock that are voted “FOR,” “AGAINST,” or “ABSTAIN” are treated as being present at the Annual Meeting for purposes of establishing a quorum. An abstention will have the effect of a negative vote with regard to the proposal ratifying the selection of our independent auditors. However, as each nominee to the Board of Directors must receive a plurality of the votes cast at the Annual Meeting in order to be elected as a director, withholding a vote for a nominee, which is tantamount to an abstention, will have no effect on the election of director nominees.

If you hold your shares in “street name” through a broker, bank or other nominee and you don’t vote your shares at the Annual Meeting or provide your proxy, the broker or nominee has the authority to vote your unvoted shares on “routine” matters, which includes the election of Directors and the ratification of the selection of our independent registered public accounting firm. Accordingly, if a broker or nominee votes your shares on these matters in accordance with these rules, your shares will count as present at the Annual Meeting for purposes of establishing a quorum and will count as “yes” votes and “no” votes, as the case may be, with respect to all “routine” matters voted on at the Annual Meeting. If you hold your shares directly in your own name, they will not be voted if you do not vote them at the Annual Meeting or provide a proxy.

Revocability of Proxies

If you hold your shares registered in your name, you may revoke your proxy at any time before its use by delivering to the Secretary of AAWW a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attending the Annual Meeting in and of itself will not constitute a revocation of a proxy.

If your shares are held in street name and you wish to revoke your proxy and vote at the Annual Meeting, you must contact your broker, bank or other nominee and follow the requirements set by your broker, bank or nominee. We cannot guarantee you that you will be able to revoke your proxy or attend and vote at the Annual Meeting.

Proxy Solicitation

This proxy solicitation is being made by our Board, and the cost of soliciting proxies will be borne by us. We expect to reimburse brokerage firms, banks, custodians and other persons representing beneficial owners of shares of Common Stock for their reasonable out-of-pocket expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of our directors, officers and other employees, without additional compensation, in person or by telephone, e-mail or facsimile. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist us in the solicitation of proxies and will pay Morrow & Co. a fee estimated not to exceed $5,000, plus out-of-pocket expenses.

Proxy Tabulation

Proxies and ballots will be received and tabulated by an independent entity that is not affiliated with us. The inspectors of election will also be independent of us. Comments on written proxy cards will be provided to the Secretary of AAWW without disclosing the vote unless the vote is necessary to understand the comment.

STOCK OWNERSHIP

The following table sets forth, as of March 31, 2009, information regarding beneficial ownership of our Common Stock by:

•	Each stockholder who is known by us to own beneficially 5% or greater of the Common Stock;

•	Each Director;

•	Each of our Named Executive Officers; and

•	All of our Executive Officers and members of our Board as a group.

Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares of Common Stock beneficially owned by that stockholder. The number of shares of Common Stock beneficially owned is determined under rules issued by the Securities and Exchange Commission (the “SEC”). This information is not necessarily indicative of ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of March 31, 2009, through the exercise of any stock option or other right. The number of shares of our Common Stock issued and outstanding as of March 31, 2009 was 21,079,643.

Beneficial Ownership Table

	Number of Shares	Percentage of
	Beneficially	Outstanding Shares
Name and Address of Beneficial Owner	Owned (a)	Beneficially Owned

5% Stockholders
Harbinger Holdings, LLC (b)	8,406,290	39.9%
555 Madison Avenue, 16th Floor New York, NY 10022
OppenheimerFunds, Inc. (c)	2,065,967	9.8%
Two World Financial Center 225 Liberty Street New York, NY 10281
Directors:
Robert F. Agnew	17,086	*
Timothy J. Bernlohr	10,875	*
Keith E. Butler	21,300	*
Eugene I. Davis	42,757	*
James S. Gilmore III	21,575	*
Carol B. Hallett	11,575	*
Frederick McCorkle	22,086	*
Director and Named Executive Officer:
William J. Flynn	140,122	*
Other Named Executive Officers:
John W. Dietrich	109,691	*
Jason Grant	19,740	*
Adam R. Kokas	27,180	*
Michael T. Steen	21,859	*
All directors and executive officers as a group (13 persons, including the persons listed above)	465,846	2.2%

*	Represents less than 1% of the outstanding shares of Common Stock.

(a)	For members of the Board of Directors, includes restricted stock units scheduled to vest on the day prior to the Annual Meeting. For executive officers, includes shares subject to vested options exercisable as of March 31, 2009 or within 60 days thereafter as follows:

William J. Flynn	48,866
John W. Dietrich	60,401
Jason Grant	6,800
Adam R. Kokas	10,124
Michael T. Steen	6,800

(b)	This information is based on a Schedule 13D/A dated March 4, 2009 and filed with the SEC on March 6, 2009 for HMC Atlas Air, L.L.C., along with Harbinger Capital Partners Offshore Manager, L.L.C., HMC Investors, L.L.C., Harbinger Capital Partners Special Situations Fund, L.P., Harbinger Capital Partners Special Situations GP, LLC, HMC-New York, Inc., Harbert Management Corporation, Harbinger Holdings, LLC, Philip Falcone, Raymond J. Harbert, and Michael D. Luce. As set forth in this filing, Harbinger Holdings, LLC and Philip Falcone share voting and dispositive power over all 8,406,290 shares, HMC Atlas Air, L.L.C. and Harbinger Capital Partners Offshore Manager, L.L.C. share voting and investment power over 7,311,376 shares, and Harbinger Capital Partners Special Situations Fund, L.P. and Harbinger Capital Partners Special Situations GP, LLC share voting and dispositive power over 1,094,914 shares. We have not made any independent determination as to the beneficial ownership of these stockholders and are not restricted in any determination we may make by reason of inclusion of such stockholders or their shares in this table.

(c)	This information is based on a Schedule 13G/A dated December 31, 2008 and filed with the SEC on January 23, 2009 for OppenheimerFunds, Inc. and Oppenheimer Small and Mid-Cap Value Fund. As set forth in this filing, OppenheimerFunds, Inc. shares voting and dispositive power over all 2,065,967 shares, while Oppenheimer Small and Mid-Cap Value Fund shares voting and dispositive power with regard to 1,600,000 shares. We have not made any independent determination as to the beneficial ownership of these stockholders and are not restricted in any determination we may make by reason of inclusion of such stockholders or their shares in this table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires certain of our executive officers, as well as our Directors and persons who own more than ten percent (10%) of a registered class of AAWW’s equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely on our review of the copies of such forms received by us or written representations from reporting persons, we believe that during the last fiscal year all executive officers and Directors complied with their filing requirements under Section 16(a) for all reportable transactions during the year, and we have no reason to believe that our 10% stockholders have not complied with their filing requirements under Section 16(a).

Certain Relationships and Related Person Transactions

Our Code of Ethics Applicable to our Chief Executive Officer, Senior Financial Officers and Members of the Board of Directors (the “Code of Ethics”), which is available on our website at www.atlasair.com, provides that our executive officers and Directors should follow the guidelines outlined in our Employee Compliance Manual and communicate any potential or actual conflicts of interest (however immaterial) to the Chairman of the Audit Committee of the Board of Directors, so that an objective, third-party review can be made of the matter. Pursuant to our Audit Committee Charter, which is also available on our website at www.atlasair.com, the Audit Committee reviews reports and disclosures of insider and affiliated party transactions and/or conflicts of interest or potential conflicts of interest involving corporate officers and members of the Board of Directors. The Audit Committee, where appropriate, will also review and approve any involvement of corporate officers and members of the Board of Directors in matters that might constitute a conflict of interest or that may otherwise be required to be disclosed as a related party transaction under SEC regulations. Our Nominating and Governance Committee separately determines Director Independence as summarized in “Director Independence” below.

PROPOSAL 1

ELECTION OF DIRECTORS

Our By-laws provide for no fewer than one and no more than eleven directors, with the exact number to be fixed by our Board of Directors. Our Board currently consists of eight Directors. The current term of all of our Directors expires at the Annual Meeting.

Our Nominating and Governance Committee is responsible for (i) evaluating annually the size and composition of the Board, (ii) reviewing annually the skills, characteristics and independence of the Directors, (iii) reviewing every two years each Director’s continuation of service on the Board, and (iv) recommending to the full Board annually the nominees for election as Directors of the Company at each annual meeting of stockholders. The Nominating and Governance Committee recently recommended, and the full Board of Directors approved, a proposal to reduce the size of the Board from eight members to seven, effective as of the date of the Annual Meeting. Factors considered by both the Nominating and Governance Committee and the Board in making this decision include, but are not limited to, the reduced size of the Company (given the recent de-consolidation of Polar from the Company’s financial results), reducing costs (as part of the Company’s Continuous Improvement initiative) and the reduced complexity of the Company’s operations, such as the elimination of the Company’s Scheduled Service business and reduced fuel risk related thereto, as well as a reduction in the financial complexity of the Company with the Polar de-consolidation.

Following the decision to reduce the size of the Board, the Nominating and Governance Committee recommended, and the Board of Directors approved, a seven-person slate of nominees for election as Directors of the Company at the Annual Meeting. In determining the seven-person slate, the Nominating and Governance Committee members individually considered the working relationship among members of the Board, the contributions made by each Director over the short and long term, the skills, characteristics, independence, business experience and acumen, among other things, of each of the incumbent Directors, and the breadth of skill required for membership on the board of a publicly-held corporation, including weighing such factors as industry and regulatory experience, membership on other boards of directors, and the attainment of current and prior corporate leadership positions. As a result, all of our current Directors are standing for election at the Annual Meeting, except for Keith E. Butler. The Board wishes to thank Mr. Butler for his dedicated service and the contributions he has made to the Company since its emergence from bankruptcy almost five years ago.

Each nominee has consented to be named as a nominee for election as a Director and has agreed to serve if elected. Except as otherwise described below, if any of the nominees is not available for election at the time of the Annual Meeting, discretionary authority will be exercised to vote for substitutes designated by our Board of Directors, unless the Board chooses to reduce further the number of Directors. Management is not aware of any circumstances that would render any nominee unavailable. At the Annual Meeting, Directors will be elected to hold office until the 2010 Annual Meeting or until their successors are elected and qualified, as provided in our By-laws.

The following list sets forth the names of our incumbent Directors up for election. Additional biographical information concerning these individuals is provided as of March 31, 2009 in the text following the list.

Eugene I. Davis
Robert F. Agnew
Timothy J. Bernlohr
William J. Flynn
James S. Gilmore III
Carol B. Hallett
Frederick McCorkle

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Nominees for Director

Eugene I. Davis, age 54, has been the Chairman of our Board of Directors and a member of our Audit Committee and our Compensation Committee since July 2004 and of our Nominating and Governance Committee since its establishment in March 2006. Mr. Davis is Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a privately held consulting firm specializing in turnaround management, merger and acquisition consulting and hostile and friendly takeovers, proxy contests and strategic planning advisory services for domestic and international public and private business entities. Since forming PIRINATE in 1997, Mr. Davis has advised, managed, sold, liquidated and served as a Chief Executive Officer, Chief Restructuring Officer, Director, Committee Chairman and Chairman of the Board of a number of businesses operating in diverse sectors such as telecommunications, automotive, manufacturing, high-technology, medical technologies, metals, energy, financial services, consumer products and services, import-export, mining and transportation and logistics. Previously, Mr. Davis served as President, Vice Chairman and Director of Emerson Radio Corporation and Chief Executive Officer and Vice Chairman of Sport Supply Group, Inc. He began his career as an attorney and international negotiator with Exxon Corporation and Standard Oil Company (Indiana) and as a partner in two Texas-based law firms, where he specialized in corporate/securities law, international transactions and restructuring advisory. Mr. Davis holds a bachelor’s degree from Columbia College, a master of international affairs degree (MIA) in international law and organization from the School of International Affairs of Columbia University, and a Juris Doctorate from Columbia University School of Law. Mr. Davis is also a member of the Board of Directors of American Commercial Lines, Inc., Knology, Inc., Haights Cross Communications, Inc., Solutia Inc. and TerreStar Corporation.

Robert F. Agnew, age 58, has been a member of our Board since July 2004, the Chariman of our Audit Committee since June 2006 and a member of our Nominating and Governance Committee since its establishment in March 2006. Mr. Agnew is President and Chief Executive Officer of Morten Beyer & Agnew, an international aviation consulting firm experienced in the financial modeling and technical due diligence of airlines and aircraft funding. Mr. Agnew has over 30 years experience in aviation and marketing consulting and has been a leading provider of aircraft valuations to banks, airlines and other financial institutions worldwide. Previously, he served as Senior Vice President of Marketing and Sales at World Airways. Mr. Agnew began his commercial aviation career at Northwest Airlines, where he concentrated on government and contract sales, schedule planning and corporate operations research. Earlier, he served in the U.S. Air Force as an officer and instructor navigator with the Strategic Air Command. Mr. Agnew is a graduate of Roanoke College and holds a master’s degree in business administration from the University of North Dakota. In addition, Mr. Agnew serves on the board of The National Defense Transportation Association and chairs the Military Airlift Committee for the Commander of the U.S. Air Force Air Mobility Command.

Timothy J. Bernlohr, age 50, has been a member of our Board since June 2006 and a member of our Audit Committee and Nominating and Governance Committee since that time. Mr. Bernlohr is the founder and managing member of TJB Management Consulting, LLC, which specializes in providing project specific consulting services to businesses in transformation, including restructurings, interim executive management and strategic planning services. Mr. Bernlohr founded the consultancy in 2005. Mr. Bernlohr is the former President and Chief Executive Officer of RBX Industries, Inc., which was a nationally recognized leader in the design, manufacture, and marketing of rubber and plastic materials to the automotive, construction, and industrial markets. Prior to joining RBX in 1997, Mr. Bernlohr spent 16 years in the International and Industry Products divisions of Armstrong World Industries, where he served in a variety of management positions. Mr. Bernlohr is also chairman of Manischewitz Company and a director of Cadence Innovation, Nybron Flooring International, Trident Resources Corporation, General Insulation, Inc., Bally Total Fitness Corporation, BHM Technologies, and Zemex Minerals, Inc. Mr. Bernlohr is a graduate of Penn State University.

William J. Flynn, age 55, has been our President and Chief Executive Officer since June 2006 and has been a member of the Board of Directors since May 2006. Mr. Flynn has a 30 year career in international supply chain management and freight transportation. Prior to joining us, Mr. Flynn served as President and Chief Executive Officer of GeoLogistics Corporation since 2002 where he led a successful turnaround of the company’s profitability and the sale of the company to PWC Logistics Corporation of Kuwait in September 2005. Prior to his tenure at GeoLogistics, Mr. Flynn served as Senior Vice President at CSX Transportation, one of largest Class 1 railroads operating in the U.S., from 2000 to 2002 where he was responsible for the traditional railcar traffic unit. Mr. Flynn spent over 20 years with Sea-Land Service, Inc., a global provider of container shipping services. He served in roles of increasing responsibility in the U.S., Latin America and Asia. Mr. Flynn ultimately served as head of the company’s Asia operations. Mr. Flynn is also a director of Republic Services, Inc. and Horizon Lines, Inc. He holds a Bachelors degree in Latin American studies from the University of Rhode Island and a Masters degree in the same field from the University of Arizona.

James S. Gilmore III, age 59, has been a member of our Board since July 2004, a member of our Nominating and Governance Committee since its establishment in March 2006 and the Chairman of such Committee since June 2006. Mr. Gilmore, an attorney who is also currently acting as a business consultant, was the 68th Governor of the Commonwealth of Virginia, serving in that office from 1998 to 2002. He was a partner in the law firm of Kelley Drye & Warren LLP from 2002 to 2008, where he served as the Chair of the firm’s Homeland Security Practice Group and where his practice also focused on corporate, technology, information technology and international matters. He was recently a candidate for the United States Senate seat from the Commonwealth of Virginia. In 2003, President George W. Bush appointed Mr. Gilmore to the Air Force Academy Board of Visitors, and he was elected Chairman of the Air Force Board in the fall of 2003. Former Governor Gilmore served as the Chairman of the Republican National Committee from 2001 to 2002. He also served as Chairman of the Congressional Advisory Panel to Assess Domestic Response Capabilities for Terrorism involving Weapons of Mass Destruction, a national panel established by Congress to assess federal, state and local government capabilities to respond to the consequences of a terrorist attack. Also known as the “Gilmore Commission,” this panel was influential in developing the Office of Homeland Security. Mr. Gilmore is a graduate of the University of Virginia and the University of Virginia School of Law. He is also a director of Everquest Financial Services, Inc. and Cypress Communications, Inc.

Carol B. Hallett, age 71, has been a member of our Board since June 2006 and a member of our Compensation Committee since that time. She has been of counsel at the U.S. Chamber of Commerce since 2003. From 1995 to 2003, Ms. Hallett was President and Chief Executive Officer of the Air Transport Association of America (ATA), Washington, D.C., the nation’s oldest and largest airline trade association. Prior to joining the ATA in 1995, Ms. Hallett served as senior government relations advisor with Collier, Shannon, Rill & Scott from 1993 to 1995. Ms. Hallett has also been a member of the board of directors of Rolls Royce-North America since 2003, Wackenhut Services Inc., since 2006 and the National Security Advisory Committee for CSC since 2008. From 2003 to 2004, Ms. Hallett was chair of Homeland Security at Carmen Group, Inc. where she helped to develop the homeland security practice for the firm. Additionally, she was a director of Fleming Companies, Inc. from 1993 to 2003, Litton Industries from 1993 to 2002 and Mutual of Omaha Insurance Company from 1998 to 2008.

Frederick McCorkle, age 64, has been a member of our Board and Compensation Committee since July 2004 and a member of our Nominating and Governance Committee since its establishment in March 2006. General McCorkle has served as Chairman of the Compensation Committee since June 2006. General McCorkle retired from the U.S. Marine Corps in October 2001 after serving since 1967. He last served as Deputy Commandant for Aviation, Headquarters, Marine Corps, Washington, D.C. General McCorkle is a graduate of East Tennessee State University and holds a master’s degree in Administration from Pepperdine University. He is currently a Senior Advisor and a member of the board of directors of GKN Aerospace Services. He is also a member of the board of directors of Lord Corporation, Jura Corporation and Rolls-Royce North America. In addition to his board memberships, General McCorkle serves as a Senior Strategic Advisor for Optical Air Data Systems and the Purdy Corporation.

CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Our Board held six in person meetings in 2008. It also held 10 telephonic meetings in 2008, including telephonic meetings held principally to discuss monthly financial results. Pursuant to Board policy, Directors are expected to attend all Board and committee meetings, as well as our annual meeting of stockholders. Each Director attended at least 75% of the meetings of the Board and committees of the Board on which such

Director serves. All of the Directors who were serving at the time of our 2008 annual meeting of stockholders attended the 2008 annual meeting.

Executive Sessions

The outside members of the Board, as well as our Board committees, meet in executive session (with no management directors or management present) on a regular basis, and upon the request of one or more outside Directors, at least two times a year. The sessions are generally scheduled and chaired by Eugene I. Davis, the Chairman of the Board, and executive sessions of our committees were chaired, respectively, by Robert F. Agnew, Chairman of the Audit Committee, Frederick McCorkle, Chairman of the Compensation Committee, or James S. Gilmore III, Chairman of the Nominating and Governance Committee, as applicable. The executive sessions include whatever topics the outside Directors deem appropriate.

Compensation of Outside Directors

Cash Compensation.  As of the date of this Proxy Statement, each of our outside Directors is paid $50,000 in cash compensation annually, which is payable quarterly in advance, and also receives the following additional cash compensation as applicable:

Standing Committee Membership

•	Each member of the Audit Committee, $15,000 annually;

•	Each member of the Compensation Committee, $5,000 annually; and

•	Each member of the Nominating and Governance Committee, $5,000 annually.

Chairman Position

•	Chairman of the Board, $100,000 annually; and

•	Chairman of each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, $25,000 annually.

Meeting Fees

•	For each meeting of the Board or a Committee of the Board, including any ad hoc committee, attended in person by a member, a fee to such member of $1,500 or $3,000 if such member is its Chairman;

•	For each meeting of the Board or a Committee of the Board, including any ad hoc committee, attended via teleconference or videoconference, a fee to each such member of $500 or $1,000 if such member is its Chairman; and

•	For each meeting of the Board or a Committee of the Board, including any ad hoc committee, attended in person by a member, all customary out-of-pocket expenses of such member are reimbursed.

Polar Board Compensation

Eugene I. Davis, our Chairman, was elected Chairman of Polar on June 28, 2007. In light of his increased responsibility resulting from the assumption of this position, beginning June 28, 2007, Mr. Davis receives an annual cash retainer of $50,000 (payable quarterly) and meeting fees in respect of meetings of the Polar Board of Directors, consistent with the meeting fees paid to the Company’s Directors for Company Board and Committee meetings as described above. Mr. Davis received meeting fees totalling $15,000 for chairing three telephonic and four in person meetings of the Polar Board of Directors during 2008. Except for Mr. Davis, no other person is compensated by the Company for serving as a Director of Polar.

Equity Compensation

Restricted Stock Units.  Each of our Directors (other than Mr. Flynn) receives an annual grant of restricted stock units for a number of shares having a value (calculated based on the closing price of our Common Stock on the date of grant) of $100,000 ($175,000 in the case of Mr. Davis). The shares vest on the earlier of the date of the Company’s next succeeding annual meeting of stockholders or on the one-year anniversary of the date of grant.

2008 Total Compensation of Directors

The following table shows (i) the cash amount paid to each non-employee director for his or her service as a non-employee director in 2008, and (ii) the dollar value of restricted shares and/or restricted stock units recognized for financial statement purposes that were awarded to each such person in prior years. In accordance with Statement of Financial Accounting Standard No. 123 (revised 2004) Share-Based Payment (“SFAS No. 123R”), we record expense for this grant ratably over the vesting period.

Name	Fees Paid in Cash	Stock Awards	Total
(1)	($)(2)	($)(3)	($)
Eugene I. Davis	303,128	135,712	438,840
Robert F. Agnew	148,967	80,423	229,390
Timothy J. Bernlohr	100,904	183,125	284,029
Keith E. Butler	88,000	80,423	168,423
James S. Gilmore III	105,240	80,423	185,663
Carol B. Hallett	78,680	182,573	261,253
Frederick McCorkle	123,157	80,423	203,580

(1)	This table does not include compensation paid to Mr. Flynn, the Company’s President and Chief Executive Officer. Mr. Flynn’s compensation is described in the sections covering executive compensation. He is not paid additional compensation for his service as a Director.

(2)	Includes amounts paid to Mr. Davis in connection with his serving as Chairman of Polar.

(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, calculated in accordance with SFAS No. 123R, and includes amounts from (i) restricted stock awards granted in 2008 and prior years and (ii) restricted stock units awarded in May 2008 and prior years. The underlying valuation assumptions are disclosed in Footnote 14 to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2008.

Board Members’ Outstanding Equity Awards at Fiscal Year-End 2008

The table below shows outstanding equity awards for our outside Directors as of December 31, 2008. Market values reflect the closing price of our Common Stock on the NASDAQ Global Market on December 31, 2008, which was $18.90 per share.

		Number of Shares or		Market Value of Shares or
		Units of Stock That Have		Units of Stock That Have
		Not Vested		Not Vested
Name	Grant Date	(#)		($)
Eugene I. Davis	5/21/08	2,757	(1)	52,107
	5/23/07	1,286	(2)	24,305
Robert F. Agnew	5/21/08	1,575	(1)	29,768
	5/23/07	857	(2)	16,197
Timothy J. Bernlohr	5/21/08	1,575	(1)	29,768
	5/23/07	857	(2)	16,197
	6/27/06	6,000	(3)	113,400
Keith E. Butler	5/21/08	1,575	(1)	29,768
	5/23/07	857	(2)	16,197
James S. Gilmore III	5/21/08	1,575	(1)	29,768
	5/23/07	857	(2)	16,197
Carol B. Hallett	5/21/08	1,575	(1)	29,768
	5/23/07	857	(2)	16,197
	6/27/06	6,000	(3)	113,400
Frederick McCorkle	5/21/08	1,575	(1)	29,768
	5/23/07	857	(2)	16,197

(1)	The units granted on May 21, 2008 vest on the earlier of the 2009 annual meeting or May 21, 2009. The grant date fair value was $63.47 per share.

(2)	The units granted on May 23, 2007 vested in May 2008, but shares will not be paid out until the third anniversary of the grant date. The grant date fair value was $58.34 per share.

(3)	The shares granted on June 27, 2006 vest 20% ratably on each of the next five annual meetings beginning with the 2007 annual meeting. The grant date fair value was $50.00 per share.

Communications with the Board

Stockholders and other interested parties who wish to communicate with the Board may do so by writing to our Chairman, c/o Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, New York 10577. All communications received by Board members from third parties that relate to matters within the scope of the Board’s responsibilities will be forwarded to the Chairman of the Board. All communications received by Board members from third parties that relate to matters within the responsibility of one of the Board committees will be forwarded to the Chairman of the Board and the Chairman of the appropriate committee. All communications received by Board members from third parties that relate to ordinary business matters that are not within the scope of the Board’s responsibilities are forwarded to AAWW’s General Counsel.

Board Committees

Our Board maintains three standing committees, an Audit Committee, Compensation Committee and Nominating and Governance Committee, each of which has a charter that details the committee’s responsibilities. The charters for all the standing committees of the Board of Directors are available in the Corporate Background section of our website located at www.atlasair.com and by clicking on the “Corporate Governance” link. The charters are also available in print and free of charge to any stockholder who sends a written request to the Secretary at Atlas Air Worldwide Holdings, Inc, 2000 Westchester Avenue, Purchase, NY 10577.

Nominating and Governance Committee

General

The Nominating and Governance Committee consists of Mr. Gilmore (Chairman) and Messrs. Agnew, Bernlohr, Davis and McCorkle, each of whom is an independent director within the meaning of the applicable rules of the NASDAQ Stock Market, Inc. (“NASDAQ”). The principal functions of the Nominating and Governance Committee are to:

•	identify and approve individuals qualified to serve as members of our Board;

•	select director nominees for the next annual meeting of stockholders;

•	review at least annually the independence of our Board members;

•	oversee our Corporate Governance Principles; and

•	perform or oversee an annual review of the Chief Executive Officer, the Board and its committees.

The Nominating and Governance Committee held two in person meetings and three telephonic meetings in 2008.

Director Qualifications

Our Nominating and Governance Committee is responsible for reviewing and developing the Board’s criteria for evaluating and selecting new directors based on our needs from time to time. Pursuant to the skills and characteristics as described in the Nominating and Governance Committee charter, members of the Board should possess core competencies in accounting, finance and disclosure, business judgment, management, crisis response, industry knowledge, international markets, leadership and strategy and vision. The Nominating and Governance Committee will also consider, in addition to whether such individuals have the aforementioned skills and characteristics, whether such individuals are independent, as defined in applicable rules and regulations of the SEC and NASDAQ. The Board will nominate new directors only from candidates identified, screened and approved by the Nominating and Governance Committee. The Board will take into account the nature of and time involved in a Director’s service on other boards in evaluating the suitability of individual directors and making its recommendation to AAWW’s stockholders. Service on boards of other organizations must be consistent with our conflict of interest policies applicable to Directors and other legal requirements. The Nominating and Governance Committee identifies new Director candidates from a variety of sources.

Evaluation of Stockholder Nominees

Our Nominating and Governance Committee will consider stockholder recommendations for candidates to serve on the Board, provided that such recommendations are made in accordance with the procedures required under our By-laws and as described in this Proxy Statement under “Advance Notice Procedures” below. The Nominating and Governance Committee also has adopted a policy on security holder recommendations of Director nominees (the “Stockholder Nominating Policy”), which is subject to a periodic review by the Nominating and Governance Committee. Among other things, the Stockholder Nominating Policy provides that a stockholder recommendation notice must include the stockholder’s name, address and the number of shares beneficially owned, as well as the period of time such shares have been held, and should be submitted to: Attention: Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, New York 10577. A copy of our current Policy on Security Holder Recommendation of Director Nominees is available in the Corporate Background section of our website at www.atlasair.com. In evaluating stockholder nominees, the Board and the Nominating and Governance Committee seek to achieve a balance of knowledge, experience and capability. As a result, the Nominating and Governance Committee evaluates stockholder nominees using the same membership criteria set forth above under “Director Qualifications.”

Corporate Governance Principles

We have adopted Corporate Governance Principles, believing that sound corporate governance practices provide an important framework to assist the Board in fulfilling its responsibilities. The business and affairs of AAWW are managed under the direction of our Board, which has responsibility for establishing broad corporate policies, setting strategic direction and overseeing management. An informed, independent and involved Board is essential for ensuring our integrity, transparency and long-term strength, and maximizing stockholder value. The Corporate Governance Principles address such topics as codes of conduct, Director nominations and qualifications, Board committees, Director compensation, conflicts and waivers of compliance, powers and responsibilities of the Board, Board independence, serving on other boards and committees, meetings, Director access to officers and employees, stockholder communications with the Board, annual Board evaluations, financial statements and disclosure matters, delegation of power and oversight and independent advisors. A copy of our Corporate Governance Principles is available in the Corporate Background section of our website at www.atlasair.com.

Code of Ethics Applicable to the Chief Executive Officer, Senior Financial Officers and Members of the Board of Directors

We have a long standing commitment to conduct our business in accordance with the highest ethical principles. We have adopted a Code of Ethics applicable to the Chief Executive Officer, Senior Financial Officers and Members of the Board of Directors that is monitored by our Audit Committee and that includes certain provisions regarding disclosure of violations and waivers of, and amendments to, the Code of Ethics by covered parties. Any person who wishes to obtain a copy of our Code of Ethics may do so by writing to Atlas Air Worldwide Holdings, Inc., Attn: Secretary, 2000 Westchester Avenue, Purchase, NY 10577. A copy of the Code of Ethics is available in the Corporate Background section of our website at www.atlasair.com under the heading “Code of Conduct”.

Code of Conduct and Employee Handbook

We also have adopted a Code of Conduct and Employee Handbook that sets forth the policies and business practices that apply to all of our employees and Directors. The Code of Conduct and Employee Handbook addresses such topics as compliance with laws, moral and ethical conduct, equal employment opportunity, promoting a work environment free from harassment or discrimination and the protection of intellectual property and proprietary information, among other things.

Director Independence

Our Nominating and Governance Committee Charter includes categorical standards to assist the Committee in making its determination of Director independence within the meaning of the rules of the SEC and the Marketplace Rules of NASDAQ. The Nominating and Governance Committee will not consider a Director to be independent if, among other things, he or she was employed by us at any time in the last three years; has an immediate family member who is, or in the past three years was, employed by us as an executive officer; has accepted or has an immediate family member who has accepted any compensation from us in excess of $120,000 during a period of 12 consecutive months within the three years preceding the determination of independence (other than compensation for Board service, compensation to a family member who is a non-executive employee or benefits under a tax-qualified retirement plan or non-discretionary compensation); is, was or has a family member who is or was a partner, controlling stockholder or executive officer of any organization to which we made or from which we received payments for property or services in the current year or any of the past three fiscal years in an amount that exceeds the greater of $200,000 or 5% of the recipient’s consolidated gross revenues for the year; is or has a family member who is employed as an executive officer of another entity where at any time during the last three years any of the Company’s executive officers serve or served on the entity’s compensation committee; or is or has a family member who is a current partner of the Company’s independent registered public accounting firm or was or has a family member who was a partner or employee of the Company’s independent registered public accounting firm who worked on the Company’s audit at any time during the last three years.

Pursuant to the Nominating and Governance Committee Charter and as further required by NASDAQ rules, the Nominating and Governance Committee made a subjective determination as to each outside Director that no relationship exists which, in the opinion of the Board, would interfere with such individual’s exercise of independent judgment in carrying out his or her responsibilities as a Director. As part of such determination, the Nominating and Governance Committee examined, among other things, whether there were any transactions or relationships between AAWW and an organization of which a Director or director nominee has been a partner, stockholder or officer within the last fiscal year. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that a Director is independent.

In accordance with its annual review and the policies and procedures outlined above, the Nominating and Governance Committee affirmatively determined that the following Directors nominated for election at the Annual Meeting are independent directors: Messrs. Agnew, Bernlohr, Davis, Gilmore and McCorkle and Ms. Hallett. The Nominating and Governance Committee also determined that Mr. Flynn is not independent pursuant to the NASDAQ rules and the Nominating and Governance Committee Charter because he is our President and Chief Executive Officer.

Audit Committee Report

The Audit Committee of the Board of Directors presently consists of four outside Directors, Messrs. Agnew (Chairman), Bernlohr, Butler and Davis, each of whom is an independent Director within the meaning of the applicable rules and regulations of the SEC and NASDAQ (see also “Director Independence” above). The Board has determined that Messrs. Butler and Davis are “audit committee financial experts” as defined under applicable SEC rules. The Audit Committee’s primary function, as set forth in its written charter, is to assist the Board in overseeing:

•	the integrity of our financial reports and other financial information provided to the public;

•	our system of controls;

•	our legal, regulatory and ethical compliance; and

•	the auditing process, including the performance of the internal audit function and the independent registered public accounting firm.

The Audit Committee is also responsible for appointing and approving in advance all audit and permitted non-audit services and monitoring our Code Ethics (see also “Code of Ethics” above) and our related party transactions. The Audit Committee held five in person meetings and four telephonic meetings in 2008.

The Audit Committee has reviewed and discussed AAWW’s audited consolidated financial statements for the fiscal year ended December 31, 2008 with management and with AAWW’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”). The Audit Committee discussed with the independent registered public accountants the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, discussed their independence with them and satisfied itself as to the independence of the independent registered public accountants.

Based upon its reviews and discussions as described above , the Audit Committee recommended, and the Board of Directors approved, that AAWW’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

THE AUDIT COMMITTEE

Robert F. Agnew, Chairman
Timothy J. Bernlohr
Keith E. Butler
Eugene I. Davis

Fees to Independent Registered Public Accounting Firm

Services provided to us by PwC for each of the last two fiscal years are described below (dollars in thousands).

	2008	2007

Audit Fees	$2,000	$2,587
Audit-Related Fees	71	—
Tax Fees	856	2,364
All Other Fees	4	4

Total	$2,931	$4,955

Audit Fees represent professional services, including out-of-pocket expenses, rendered for the integrated audit of our consolidated financial statements and for reviews of our financial statements included in our Quarterly Reports on Form 10-Q. Additionally in 2007, audit fees included $737,000 for assistance with professional services related to internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, consultation on the accounting and disclosure treatment of transactions, adoption of new accounting pronouncements and reviews in connection with the Company’s registration and proxy statements.

Audit-Related Fees in 2008 represent assistance in complying with the U.S. government’s cost accounting standards reporting requirements.

Tax Fees in 2008 and 2007 consist of tax services, including tax compliance, tax advice and tax planning.

All Other Fees in 2008 and 2007 represent fees for use of accounting research software.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may delegate pre-approval authority to its Chairman, who then reports any decisions to the Audit Committee at the next scheduled meeting. The Audit Committee has met with management and the independent auditor to review and approve the proposed overall plan and scope of the audit.

Compensation Committee

Committee Responsibility.  The Compensation Committee of the Board of Directors was established by the Board to assist it in discharging and performing its duties with respect to senior management compensation, equity compensation, succession planning and employee benefits, among other things. In addition, the Compensation Committee is the administrator of our equity award plans. The Compensation Committee consists of three outside Directors, Mr. McCorkle (Chairman), Mr. Davis and Ms. Hallett, each of whom is an independent director within the meaning of applicable NASDAQ rules.

Process and Procedures.  The Compensation Committee is responsible for reviewing, evaluating and establishing compensation plans, programs and policies for, and reviewing and approving the total compensation of, our executive officers at the level of senior vice president and above, including our President and Chief Executive Officer. The Compensation Committee also monitors the search for, and approves the proposed compensation for, any executive officers at the level of senior vice president and above, and periodically reviews and makes recommendations to the full Board regarding the compensation of Directors. In addition, the Compensation Committee retains and oversees the outside compensation consultant that provides advice regarding compensation decisions.

The Compensation Committee is required by its charter to meet at least four times annually. During 2008, the Compensation Committee held four in person meetings and three telephonic meetings. The Compensation Committee meets regularly in separate executive sessions with the President and Chief Executive Officer, the General Counsel, who is also the Chief Human Resources Officer, outside counsel, and the outside compensation consultant to discuss any matters that the Compensation Committee or any of these groups believes warrant the Compensation Committee’s attention. The Chairman may also request that members of management, legal counsel, or other advisors attend the meetings of the Committee, but any individual whose performance or compensation is to be discussed at a Compensation Committee meeting does not attend such meeting (or the applicable portion of such meeting) unless specifically invited by the Compensation Committee, and the President and Chief Executive Officer is not present during voting or deliberations as to his or her compensation.

Role of Executive Officers in Compensation Process.  Mr. Flynn and Mr. Kokas participate in portions of the Committee’s meetings to make recommendations to the Committee for salary adjustments to our executive officers at the level of senior vice president and above, and for establishment, and ultimate payment, of annual awards to those officers and long-term incentive awards to management, as well as other compensation matters related to senior management. The Committee’s final determinations relating to salary and annual and long-term incentive awards, including payments, are made in executive session without any interested members of management present.

Annually, either prior to or during the first quarter of each year, the Committee establishes that year’s objectives for our financial, operational and personal goals and objectives for our senior executives upon which payment of that year’s annual incentive award for the executives is based, and the annual incentive range for each such executive. Those criteria are recommended by our President and Chief Executive Officer and Chief Human Resources Officer, working together with the Company’s compensation consultant (at the request of the Committee), and are reviewed and ultimately established by the Committee. Our President and Chief Executive Officer and Chief Human Resources Officer also make recommendations to the Committee regarding our annual and long-term incentive plans, after review by the Company’s compensation consultant.

Role of Compensation Consultants in the Compensation Process.  Watson Wyatt has served as the outside compensation consultant to the Committee since July 2007. The compensation consultant advises the Committee regarding compensation for our executive officers and reviews and advises on the Company’s annual incentive plan for senior executives and long-term incentive compensation plans. The Committee’s compensation consultant periodically reviews the salaries and annual and long-term incentive awards levels we pay to our executive officers so that it may advise the Committee whether compensation paid to our executives is competitive with companies and industries with which we compete for executive talent. At the direction of the Committee, the compensation consultant also works with management to develop a framework and performance measures for both the Company’s annual and long-term incentive plans. A representative from the Committee’s compensation consultant also generally participates in Compensation Committee meetings related to executive compensation.

Director Compensation

The process of setting Director compensation generally follows the processes and procedures that the Compensation Committee employs in setting the compensation for our executive officers.

Compensation Discussion and Analysis

Overview and Objectives

We have a philosophy of performance-based compensation, placing a greater proportion of senior executive officers’ compensation “at-risk” as responsibilities and position increase. The fundamental objectives of our senior executive compensation policies are to:

•	link compensation to enhancement of stockholder value;

•	provide a performance-oriented environment that motivates senior executive officers to achieve collectively a high level of earnings;

•	reward strong individual performance by linking incentive-based compensation to the performance of each senior executive officer’s annual individual performance objectives; and

•	enhance our ability to attract and retain top quality management.

Total Compensation

Total compensation is delivered through a combination of three primary elements:

•	base salary;

•	performance-based annual incentive cash compensation; and

•	long-term service (time) vested and performance-based equity-based compensation.

In addition to benefits provided to the broader employee population, certain of our senior executives receive certain enhanced change of control benefits and limited perquisites.

Since 2007, the Committee has made long-term equity incentive awards on an annual basis. These have consisted of a blend of non-qualified stock options and performance shares for 2007 and time-based restricted stock units and performance share units for 2008. For additional information concerning awards made in respect of 2008 see “Determination of 2008 Compensation — Long-Term Equity Incentive Plan” below.

In making compensation decisions with respect to each of the primary compensation components, our Compensation Committee periodically takes measure of the competitive market for senior executives by looking at compensation levels provided by comparable companies.

To reward strong performance with strong compensation possibilities, the Committee’s philosophy is to set long-term incentive awards at the 75th percentile of comparable companies. For 2008, this group of comparable companies includes 18 companies whose primary lines of business are in transportation, logistics and outsourced transportation service industries. This group was formulated by management based on criteria developed with the Compensation Committee, was ultimately reviewed by the compensation consultant and was then reviewed and approved by the Compensation Committee. The reference group consisted of the following companies: ABX Air Inc., Airtran Holdings Inc., Alexander & Baldwin Inc., American Commercial Lines, Arkansas Best Corp., Bristow Group Inc. (Offshore Logistics), GATX Corp., Hunt (JB) Transport Services Inc., JetBlue Airways Corp., Kansas City Southern, Kirby Corp., Laidlaw International Inc., Prologis, Quality Distribution Inc., SAIA Inc., Swift Transportation Co. Inc., Tidewater Inc., and US Express Enterprise Inc. — CLA.

Base Salary

Base salary is designed to compensate senior executives for their responsibility, experience, sustained performance and contribution to our success. The amount of any senior executive salary increase is determined by the Compensation Committee based on a number of factors, including but not limited to: the nature and responsibilities of the position; the expertise of the individual; market competitiveness for the senior executive’s position; and recommendations of the President and Chief Executive Officer and Chief Human Resources Officer. Salary levels for senior executives are generally reviewed annually by the President and

Chief Executive Officer and the Compensation Committee as part of the performance review process, as well as on a promotion or material change in job responsibility for any senior executive.

Performance Based Incentive Compensation

Annual cash incentive compensation awards and long-term equity incentive awards are made under a plan that was approved by our stockholders in May 2007 (the “2007 Incentive Plan”). The Compensation Committee believes that a significant portion of a senior executive’s compensation should be based upon the Company’s financial and operating performance. Performance-based compensation aligns senior executive compensation with our goals for corporate financial and operating performance and encourages a high level of individual performance. Annual cash incentive compensation awards to our senior executive officers are made under an annual cash incentive sub-plan that is part of the 2007 Incentive Plan (the “Annual Incentive Plan” or the “2007 Plan”). Annual cash incentive awards under the 2007 Plan are intended to qualify as performance based compensation as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Mr. Flynn has a target bonus opportunity of 80% and a maximum bonus opportunity of 160% of base salary. Mr. Dietrich has a target bonus opportunity under the 2007 Plan that approximates 60% of annual base salary, with a maximum bonus opportunity of 120%. Target bonus and maximum bonus opportunities under the 2007 Plan for Messrs. Grant, Steen and Kokas are 50% and 100%, respectively. To achieve any annual incentive payments under the 2007 Plan, a minimum level of Company financial performance must be achieved.

Long-Term Equity Incentive Compensation

We believe that long-term incentive opportunity should be an important element of total compensation for our executive officers. Long-term incentives are intended to retain and motivate executives and to encourage a strong link between management objectives and stockholder long-term interests. We also believe that a significant portion of our senior executives’ total compensation should be equity based, providing a strong linkage between the senior executive’s compensation and the return to stockholders.

Under our 2007 Incentive Plan, the Compensation Committee may grant participants shares of common stock, restricted stock, share units, stock options, stock appreciation rights, performance units and/or performance bonuses. In granting these awards, the Compensation Committee may establish any conditions or restrictions, consistent with the Plan, it deems appropriate. In 2007, the Committee, with assistance from its then compensation consultant, Mercer Human Resources Consulting (“Mercer”), redesigned the Company’s long-term incentive plan. In general, long-term incentive awards made to executives in 2007 consisted of a grant of time vested stock options and performance vesting restricted shares. This was changed in 2008 based on the Committee’s determination that a portion of long-term equity incentives should strengthen and promote stock ownership independent of corporate and stock price performance, to a blend of service or time vested restricted stock units and performance-based restricted share units.

Time vested restricted stock units are paid in AAWW common shares over a three or four year vesting period, as applicable. Performance-based restricted shares and units vest only if the Company achieves, over a three-year period, preset financial targets measured against a designated group of companies. Each year the Committee establishes the performance metrics for the following three-year award period. The rewards for achieving results under these overlapping periods can vary for each three-year period and for each participating executive.

See “Determination of 2008 Compensation — Long-Term Equity Incentive Compensation” for further information regarding equity awards made in fiscal 2008.

Other Elements of Compensation

Other than standard benefits, such as health insurance, uniform severance benefits commensurate with position, medical insurance, annual physical and 401(k) plan participation, the Compensation Committee believes that perquisites should be limited and not broad-based. For senior executives, new hires, retirees, and senior executives requested to relocate, we also provide housing relocation expenses. In 2008, the perquisites provided to our Named Executive Officers were limited to Company-paid life insurance, financial counseling fees and certain travel-related expenses. Details concerning these perquisites can be found in the footnotes to the “Summary Compensation Table for Fiscal 2008” below.

Our Compensation Committee sometimes also grants sign-on payments in connection with the commencement of employment, which generally reflect remuneration for any compensation or benefits forfeited by the commencing employee upon leaving his or her previous employment.

Determination of 2008 Compensation

Base Salary

As described above, base salary is designed to compensate senior executives for their responsibility, experience, sustained performance and contribution to our success. We emphasize performance-based compensation for Executive Officers. Other than with respect to Mr. Grant, no adjustments were made to base salaries during 2008. In September 2008, the Compensation Committee increased Mr. Grant’s annual base salary from $300,000 to $350,000 in recognition of the one-year anniversary of his promotion to Senior Vice President and Chief Financial.

Performance Based Annual Incentive Compensation

As described above, a significant portion of our senior executives’ compensation is based upon the Company’s financial and operating performance to align senior executive compensation with our goals for corporate financial and operating performance and to encourage a high level of individual performance. Based on directions from the Compensation Committee and on the business plan reviewed by the Board, management and Watson Wyatt recommended an annual incentive plan for 2008 based on achievement of our pre-tax profit (50% weighting), cost per block hour (5% weighting, 10% for Mr. Dietrich), service reliability (5% weighting) and individual management business objectives (40% weighting, 35% for Mr. Dietrich). To achieve any 2008 annual incentive payments under the plan, the Company had to achieve an adjusted pre-tax income level of at least $117 million. The Company reported adjusted pre-tax income of $59.7 million for 2008, or $57.3 million less than the amount required for bonuses to be paid (at the threshold rate of 75% of target) under the Annual Incentive Plan.

As noted above, 2008 was a challenging year for AAWW, its financial results being adversely affected by the rapidly changing and deteriorating global economic conditions and exceptional volatility in aviation fuel prices that prevailed for most of the year. Following its determination that no bonuses would be paid under the Annual Incentive Plan for 2008 as a result of the Company’s failing to achieve the required adjusted pre-tax income level as noted above, the Committee evaluated the performance of the Named Executive Officers, as well as other participants in the Annual Incentive Plan, and decided to recognize select participants, including the members of senior management, for their significant and numerous contributions to the Company. The Committee took into account the extraordinary efforts of the Named Executive Officers in managing the businesses during this extremely difficult business environment, while still reducing expenses significantly and achieving service quality objectives at or near their maximum targets. The Committee also considered the strong leadership of the senior management team in achieving these results during a difficult 2008, including the long-term strategic benefits to be derived from transitioning Polar from a scheduled service to an express network ACMI operation. As a result, the Committee recommended, and the Board of Directors approved, a discretionary cash awards bonus pool for select members of management participating in the Annual Incentive Plan, from which bonuses were paid to the Named Executive Officers in February 2009 for fiscal year 2008 performance. The table below shows the discretionary cash bonus amounts paid to the Named Executive

Officers. To provide perspective, the annual target cash bonus amount that would have been paid to for each named executive officer under the Annual Incentive Plan for 2008 is also provided in the table.

Executive	Target Annual Cash Bonus	Discretionary Cash Bonus Paid
William J. Flynn	$572,000	$208,000
John W. Dietrich	280,500	112,200
Jason Grant	175,000	70,000
Michael T. Steen	175,000	70,000
Adam R. Kokas	165,000	66,000

Long-Term Equity Incentive Compensation

During 2008, the Compensation Committee made long-term equity incentive grants for fiscal 2008 to our named executive officers pursuant to the 2007 Incentive Plan described above. This resulted in the award of time based restricted stock units and performance share units for fiscal 2008 as set forth in the Grants of Plan Based Awards table. To determine the level of 2008 equity incentive grants, Watson Wyatt reviewed data on long-term equity incentive grants for general industry and for transportation industry companies in its proprietary database, as well as at the reference group companies referred to above. The Committee determined to establish target awards at the 75th percentile, based on the Watson Wyatt database, to reward strong performance with competitive, effective levels of compensation. Such long-term incentive multiple as a percentage of base salary was then applied to average base salary for participants at each executive level and translated into an aggregate share award based on a stock price of $48.55 on the grant date. The Committee determined that 50% of such award would be in the form of time vested restricted stock units and 50% in the form of performance share units (in which value is achieved based on financial performance and is affected by changes in the price of the Company’s shares).

For the three-year performance period (covering fiscal 2008-2010), the Committee determined that the financial metrics should be closely linked to the total stockholder returns. To determine the appropriate performance metrics, the Committee asked Watson Wyatt to review performance data for the reference companies and the relationship of these metrics to stockholder return over one, three and five year periods. Based on that report, the Committee determined that performance shares granted in 2008 for the fiscal 2008-2010 cycle would be based upon (i) average growth in earnings before taxes (“EBT”), and (ii) return on invested capital (cumulative net income divided by average capital) (“ROIC”), both as measured against a select group of transportation-related companies. At the end of the three year period, units vest and are exchangeable for AAWW common shares based on a performance matrix ranging from no vesting if the Company’s performance is in the bottom quartile of both EBT and ROIC metrics and all shares vesting if performance on both metrics is in the top quartile. Target vesting (75% of the performance share unit grant) is generally achieved if the Company’s performance is in the 45th-55th percentile on one metric and above that on the other metric. In addition, the value of any performance shares that actually vest increases over the vesting period if our stock price appreciates.

During 2007, the Committee’s compensation consultant, Watson Wyatt, did a further report on the linkage between financial performance metrics and stockholder return. Like Mercer, the Watson Wyatt report describes a strong linkage between financial metrics based on earnings growth and return on invested capital and favorable stockholder returns. The Watson Wyatt report also suggested that measuring financial metrics against comparator company performance works best when business strategy is stable across the comparator companies. However, in view of the fact that the Company’s strategic plan involves a significant investment program in its aircraft fleet over the 2008-2010 period that results in a lag between investment (capital) in assets and revenue production from the assets deployed with that investment, the Compensation Committee determined that it is appropriate to exclude capital invested from the ROIC metric calculation until the related assets are placed in service and earning a return for the Company. This change was effective for performance share grants made in 2008 covering the 2008-2010 performance period.

Planned Changes to Fiscal Year 2009 Compensation Programs

Continued Emphasis on Performance

The Compensation Committee is committed to evaluating performance and applying those performance results to the determination of senior executive compensation. While the Compensation Committee has discretion in determining senior executive compensation, its primary focus will be on executive accountability in delivering the fiscal year 2009 corporate objectives related to revenue, pre-tax earnings and ROIC, among others. The Compensation Committee will assess the President and Chief Executive Officer’s performance at the end of the fiscal year relative to achievement of corporate objectives and his leadership on other key initiatives, as defined by the Compensation Committee. Additionally, the Compensation Committee will consider the President and Chief Executive Officer’s assessment of other Named Executive Officers’ performance when determining compensation rewards to such executives.

Adoption of 2009 Cash Bonus Program

In considering 2009 long-term incentive awards, the Compensation Committee considered that the price of the Company’s Common Stock had declined significantly during 2008 and into 2009 as part of the broader general market decline during the same period. While the Compensation Committee decided to maintain the same level of long-term incentive award opportunities in connection with 2009 grants as provided in 2008, the Committee considered the fact that such award opportunities would require a significantly larger number of award shares. As a result, the Compensation Committee determined that for 2009 the performance portion of long-term incentive awards (performance share units in 2008) should be made as cash awards rather than stock-based awards. These cash-based, long-term incentive awards are intended to reward Company performance in the same manner as performance shares.

In February 2009, the Compensation Committee adopted the Atlas Air Worldwide Holdings, Inc. 2009 Cash Bonus Program (the “Program”) under the 2007 Plan. The Company’s Named Executive Officers, as well as officers at the level of Staff Vice President and above, participate in the Program. A bonus would be paid under the program in 2012 only if the Company achieves over a three year period (2009-2011) preset financial metrics measured against a select group of companies. The financial metrics for the performance period are: (i) average growth in EBT and (ii) ROIC. Both metrics are measured against a select group of transportation-related companies and both are adjusted to exclude certain non-recurring items.

At the end of the performance period, a cash bonus may be earned based on a performance matrix ranging from (x) no vesting (and no payout) if the Company’s performance is in the bottom quartile of both EBT and ROIC metrics to (y) a maximum bonus of 200% of the target amount if performance on both metrics is in the top quartile. The target bonus amount would generally be achieved if the Company’s performance is in the 45th-55th percentile on both metrics.

The following table sets forth the target bonus amount under the Program for each of the Named Executive Officers of the Company, as determined and approved by the Committee:

Name	Target Amount
William J. Flynn	$1,286,575
John W. Dietrich	558,325
Jason Grant	296,155
Adam R. Kokas	296,155
Michael T. Steen	296,155

Base Salary Increases

As noted above, annual base salaries of the Named Executive Officers were not increased during 2008 (except for Mr. Grant). Although the Compensation Committee took account of the adverse effects of the worldwide economic recession and fuel price volatility on the Company’s financial results, the Committee determined it was appropriate to maintain executive salaries at a level between the median and the 75th percentile of the survey data used by Watson Wyatt. Accordingly, the Committee increased Mr. Flynn’s annual base salary from $715,000 to $750,000, effective as of April 1, 2009. Based on the recommendation of Mr. Flynn, as the Company’s President and Chief Executive Officer, the Committee also increased Mr. Dietrich’s annual base salary from $467,500 to $490,000, Mr. Steen’s from $350,000 to $367,500 and Mr. Kokas’ from $330,000 to $360,000. All of these increases became effective as of April 1, 2009.

Policies Regarding Executive Stock Ownership

In support of the Board philosophy that performance and equity incentives provide the best incentives for management and promote increases in stockholder value, the Board adopted Stock Ownership Guidelines (the “Guidelines”) in September 2005 for all Board members and officer level executives, including the Chief Executive Officer, Chief Operating Officer, Senior Vice Presidents and Vice Presidents. The Guidelines encourage executives to achieve certain levels of share ownership over a three-to-five year period based on the lesser of a percentage of annual base salary or a fixed number of shares. The recommended amount of retained shares increases under the Guidelines with the level of the executive’s position. For example, the Chief Executive Officer is expected to own shares with a value equal to the lesser of (i) four times his annual base salary or (ii) 50,000 shares.

Tax and Accounting Considerations

Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to the Company’s CEO and to each of the other four highest-paid executive officers unless this compensation qualifies as “performance-based.” Based on the applicable tax regulations, the Company intended for any taxable compensation derived from the exercise of stock options and the payment of performance-based shares and units by senior executives under the Company’s 2008 Annual Incentive Plan for Senior Executives to qualify as performance-based. The Company’s stockholders have previously approved terms under which the Company’s annual and long-term performance incentive awards should qualify as performance-based, as required by the Internal Revenue Service. These terms do not preclude the Compensation Committee from making any payments or granting any awards, whether or not such payments or awards qualify for tax deductibility under section 162(m), which payments or grants may be appropriate to retain and motivate key executives.

We adopted the provisions of SFAS No. 123R for the year commencing January 1, 2006, the date the standard became effective. In general, we and the Compensation Committee seek to have all of the equity awards qualify for fixed grant date accounting, rather than variable accounting.

Equity Grant Practices

Following our emergence from bankruptcy through year-end 2006, there were no annual equity grants other than those grants required by our bankruptcy court order or those grants made in connection with new hires or promotions. As noted above, the Committee granted non-qualified stock options and performance shares to senior management in February 2007, time based restricted stock units and performance units in February 2008, and time based restricted stock units and cash based, long-term incentive awards in February 2009. It is expected that the Committee will continue to make similar annual grants (which will conclude a risk component) to these individuals in future years. The Compensation Committee does not have any programs, plans or practices of timing these awards in coordination with the release of material non-public information. We have never backdated, re-priced or spring-loaded stock options.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with senior management. Based on this review, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement.

By the Compensation Committee,

Frederick McCorkle, Chairman
Eugene I. Davis
Carol B. Hallett

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves as a member of the board of directors or the compensation committee of any entity that has one or more of our executive officers serving as members of our Board or our Compensation Committee.

Compensation of Named Executive Officers

Summary Compensation Table for Fiscal 2008

The following table provides information concerning compensation for our Named Executive Officers during fiscal year 2008.

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Position (1)	Year	($)	($)(2)	($)(3)	($)(3)	($)(4)	($)(5)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
William J. Flynn	2008	715,027	208,000	1,691,904	434,940	—	32,117	3,081,988
President and Chief	2007	683,256	200,000	1,129,690	338,456	1,092,544	70,318	3,514,264
Executive Officer	2006	342,084	265,781	422,722	112,658	263,126	781,511	2,187,882

John W. Dietrich	2008	467,518	112,200	638,713	134,407	—	23,559	1,376,397
Chief Operating	2007	446,745	125,000	392,269	242,500	535,825	—	1,744,816
Officer	2006	337,527	42,594	245,872	166,968	170,376	—	963,337

Jason Grant	2008	312,512	70,000	285,443	49,209	—	24,173	741,337
Chief Financial Officer	2007	274,963	100,000	102,033	78,814	266,309	13,789	835,908

Adam R. Kokas	2008	330,012	66,000	372,739	73,284	—	25,020	867,056
General Counsel	2007	315,349	100,000	163,141	63,656	315,119	—	957,265
and Chief Human Resources Officer

Michael T. Steen	2008	350,013	70,000	251,123	50,318	—	22,224	743,678
Chief Marketing Officer

(1)	Mr. Steen was named Senior Vice President and Chief Marketing Officer in April 2007.

Mr. Grant was named Senior Vice President and Chief Financial Officer in September 2007.

Mr. Kokas was named Senior Vice President, General Counsel and Secretary in October 2006. He was named Chief Human Resources Officer in November 2007.

Mr. Dietrich became Executive Vice President and Chief Operating Officer in September 2006.

(2)	Amounts for 2008 represent cash bonuses awarded to the Named Executive Officers from a discretionary bonus pool authorized by the Compensation Committee and approved by the Board of Directors. No payments were made under the Company’s Annual Incentive Plan for fiscal year 2008 because not all of that Plan’s financial objectives were achieved. The specific award amounts for the Named Executive Officers for 2008 were determined by the Compensation Committee and approved by the Board of Directors.

(3)	The compensation amounts reported in the Stock Awards and Option Awards columns reflect the dollar amount reported in our financial statements for the 2008, 2007 and 2006 fiscal years, in accordance with SFAS No. 123R of awards pursuant to the 2007 Incentive Plan (and a predecessor plan) and includes amounts from awards granted in and prior to 2008. For this purpose, the fair value of an award is apportioned over the period during which the award is expected to vest. The fair value of the stock awards shown in the table was based on the closing market price of the common stock as of the date of the award. The fair value of the option awards was determined using the Black-Scholes Merton option pricing model. The underlying valuation assumptions are disclosed in footnote 14 to our audited financial statements filed with our Annual Report on Form 10-K for fiscal year 2008.

(4)	No cash bonuses were paid under the Company’s Annual Incentive Plan for fiscal year 2008. See footnote (2) above.

(5)	We provide a very limited number of perquisites and other personal benefits to our senior executive officers. For 2008, these benefits covered financial counseling fees, Company-paid life insurance and certain travel-related expenses.

Grants of Plan-Based Awards during Fiscal 2008

The grants in the following table were made pursuant to (i) our 2007 Incentive Plan and related equity agreements and (ii) our Annual Incentive Plan, all of which are described in more detail in the section headed “Compensation Discussion and Analysis” above.

								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise	Date Fair
		Estimated Future Payouts Under Non-Equity Incentive			Estimated Future Payouts Under Equity			Number	Number of	or Base	Value of
		Plan Awards			Incentive Plan Awards(1)			of Shares of	Securities	Price of	Stock and
								Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(2)(#)	(#)	($)	(3)($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

William J. Flynn
Stock Awards	2/15/08	429,000	572,000	1,144,000	—	26,500	53,000	—	—	—	1,286,575
Stock Awards	2/15/08							26,500	—	—	1,286,575

John W. Dietrich
Stock Awards	2/15/08	210,375	280,500	561,000	—	11,500	23,000	—	—	—	558,325
Stock Awards	2/15/08							11,500	—	—	558,325

Jason Grant
Stock Awards	2/15/08	131,250	175,000	350,000	—	6,100	12,200	—	—	—	296,155
Stock Awards	2/15/08							6,100	—	—	296,155

Adam R. Kokas
Stock Awards	2/15/08	123,750	165,000	330,000	—	6,100	12,200	—	—	—	296,155
Stock Awards	2/15/08							6,100	—	—	296,155

Michael Steen
Stock Awards	2/15/08	131,250	175,000	350,000	—	6,100	12,200	—	—	—	296,155
Stock Awards	2/15/08							6,100	—	—	296,155

(1)	Represents award of performance-based restricted stock units that vest only if certain pre-established performance criteria for the period beginning on January 1, 2008 and ending December 31, 2010 are achieved.

(2)	Represents award of time based restricted stock units that vest ratably over a three year period.

(3)	The fair value of the restricted stock units shown in the table is based on the closing market price of our Common Stock as of the date of the award.

Outstanding Equity Awards at Fiscal Year-End 2008

The table below shows outstanding equity awards for our Named Executive Officers as of December 31, 2008. Market values reflect the closing price of our common stock on the NASDAQ Global Market on December 31, 2008, which was $18.90 per share.

													Equity
													Incentive
											Equity		Plan Awards:
					Equity						Incentive		Market
					Incentive						Plan Awards:		or Payout
					Plan					Market	Number		Value of
					Awards:					Value of	of Unearned		Unearned
	Number of		Number of		Number			Number of		Shares or	Shares,		Shares,
	Securities		Securities		of Securities			Shares or		Units of	Units or		Units or
	Underlying		Underlying		Underlying			Units of		Stock	Other		Other
	Unexercised		Unexercised		Unexercised	Option		Stock That		That	Rights		Rights
	Options		Options		Unearned	Exercise	Option	Have Not		Have Not	That Have		That Have
	(#)		(#)		Options	Price	Expiration	Vested		Vested	Not Vested		Not Vested
Name	Exercisable		Unexercisable		(#)	($)	Date	(#)		($)	(#)		($)
(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)

William J. Flynn	25,000		25,000	(1)	—	50.00	6/22/16	9,000	(3)	170,100	—		—

	11,934		23,866	(2)	—	58.34	6/22/16	—		—	26,500	(15)	500,850

	—		—		—	—	—	26,500	(16)	500,850	—		—

	—		—		—	—	—	—		—	31,120	(4)	588,168

	—		—		—	—	—	4,354	(5)	82,291	—		—

	—		—		—	—	—	—		—	25,000	(6)	472,500

Jason Grant	4,719	(9)	—		—	27.50	3/22/15	—		—	6,100	(15)	115,290

	1,500		3,000	(10)	—	49.17	2/9/14	6,100	(16)	115,290	—		—

	1,900		3,800	(11)	—	49.10	3/9/14	—		—	4,940	(13)	93,366

	—		—		—	—	—	—		—	3,900	(4)	73,710

	—		—		—	—	—	667	(12)	12,606	—		—

John W. Dietrich	5,000		5,000	(7)	—	43.92	9/19/16	—		—	11,500	(15)	217,350

	18,934	(8)	—		—	16.70	8/11/11	11,500	(16)	217,350	—		—

	24,000	(9)	—		—	27.50	3/22/15	2,846	(5)	53,789	—		—

	6,234		12,466	(10)	—	49.17	2/9/14	—		—	16,280	(4)	307,692

	—		—		—	—	—	—		—	5,000	(6)	94,500

Adam R. Kokas	3,323		3,323	(14)	—	45.14	10/9/16	—		—	6,100	(15)	115,290

	3,400		6,800	(10)	—	49.17	2/9/14	6,100	(16)	115,290	—		—

	—		—		—	—	—	—		—	8,840	(4)	167,076

	—		—		—	—	—	2,010	(5)	37,989	—		—

	—		—		—	—	—	—		—	3,323	(6)	62,805

Michael Steen	3,400		6,800	(10)	—	53.69	4/2/17	—		—	6,100	(15)	115,290

	—		—		—	—	—	6,100	(16)	115,290	—		—

	—		—		—	—	—	—		—	8,840	(4)	167,076

(1)	Stock options granted on June 22, 2006 vest 25% ratably on each of June 22, 2007, 2008 , 2009 and 2010, with full exercisability upon a change in control of the Company.

(2)	Stock options granted on May 23, 2007 vest 33% ratably on each of May 23, 2008, 2009 and 2010, with full exercisability upon a change in control of the Company.

(3)	Restricted shares awarded on June 22, 2006 vest 25% ratably on each of June 22, 2007, 2008, 2009 and 2010, with full vesting upon a change in control of the Company.

(4)	Performance shares awarded on February 9, 2007 vest on attainment of certain pre-established performance criteria during the three-year performance period ended December 31, 2009.

(5)	Restricted shares awarded on June 28, 2007 vest 33% ratably on each of June 28, 2008, 2009 and 2010, with full vesting upon a change in control of the Company.

(6)	Performance shares that were awarded in 2006 and that vest only on attainment of a specified stock price for a specified period of time prior to June 22, 2010 in the case of Messrs. Flynn and Dietrich and prior to October 9, 2010 in the case of Mr. Kokas.

(7)	Stock options granted on September 19, 2006 vest 25% ratably on each of September 19, 2007, 2008, 2009 and 2010, with full exercisability upon a change in control of the Company.

(8)	Stock options granted on August 11, 2004 are fully vested.

(9)	Stock options granted on March 22, 2005 are fully vested.

(10)	Stock options granted on February 9, 2007 vest 33% ratably on each of February 9, 2008, 2009 and 2010, with full exercisability upon a change in control of the Company.

(11)	Stock options granted on March 9, 2007 vest 33% ratably on each of March 9, 2008, 2009 and 2010, with full exercisability upon a change in control of the Company.

(12)	Stock options granted on May 2, 2006 vest 33% ratably on each of May 2, 2007, 2008 and 2009, with full exercisability upon a change in control of the Company.

(13)	Performance shares awarded on March 9, 2007 vest on attainment of certain pre-established performance criteria during the three-year performance period ended December 31, 2009.

(14)	Stock options granted on October 9, 2006 vest 25% ratably on each of October 9, 2007, 2008 , 2009 and 2010, with full exercisability upon a change in control of the Company.

(15)	Performance share units awarded on February 15, 2008 vest on attainment of certain pre-established performance criteria during the three-year performance period ended December 31, 2009.

(16)	Restricted share units awarded on February 15, 2008 vest 33% ratably on each of February 15, 2009, 2010 and 2011, with full vesting upon a change in control of the Company.

Option Exercises and Stock Vested during Fiscal 2008

None of the Named Executive Officers exercised any options during fiscal 2008. The following table provides information relating to stock vesting for our Named Executive Officers during fiscal 2008:

	Option Awards		Stock Awards

	Number of Shares	Value Realized	Number of Shares	Value Realized on
Name	Acquired On Exercise	on Exercise	Acquired on Vesting	Vesting
(a)	(b)	(c)	(d)	(e)

William J. Flynn	—	—	6,676	$355,395

John W. Dietrich	—	—	1,423	70,382

Jason Grant	—	—	667	41,167

Michael Steen	—	—	—	—

Adam R. Kokas	—	—	1,004	49,658

Employment Agreements

William J. Flynn.  Mr. Flynn’s employment agreement was entered into on April 21, 2006, became effective on June 22, 2006 and was amended at year-end 2008. Pursuant to Mr. Flynn’s employment agreement, he received an initial base annual salary of $650,000 (currently $750,000), which was pro rated for 2006 and which is subject to periodic adjustment. Mr. Flynn also received a sign-on payment of $200,000 and a grant of 18,000 shares of AAWW restricted stock with a value of $900,000 under the agreement. Such shares will vest one-quarter on each of the first four anniversaries of June 22, 2006. In addition, Mr. Flynn received a grant of 50,000 stock options, vesting in four equal parts on the first four anniversaries of the commencement of his employment, and 25,000 shares of performance-based restricted stock, vesting if our Common Stock reaches a specified value for a specified period of time prior to the fourth anniversary of the date of grant.

If Mr. Flynn is terminated by the Company for cause, or if he resigns, he is entitled to receive salary earned up to date of termination or resignation. If Mr. Flynn is terminated by the Company without cause, or if he resigns for good reason (as defined in the agreement and discussed in the section headed “Payments Upon a Change of Control and Termination of Employment” below), he is entitled to (i) 18 months base salary; (ii) accrued but unused vacation pay; (iii) all vested rights and benefits pursuant to other Company plans and programs; and (iv) health and welfare benefits coverage for 12 months (provided that such coverage will cease if Mr. Flynn receives comparable coverage from subsequent employment). Substantially equivalent benefits are payable in the event of Mr. Flynn’s permanent disability (as defined) or his death (in the event of Mr. Flynn’s death, his estate would be entitles to a payment equal to 24 months of his base salary). If, within the six months preceding or 12 months following a change of control (as defined in the agreement and discussed in the section headed “Payments Upon a Change of Control and Termination of Employment” below), Mr. Flynn’s employment is terminated not for cause or if he resigns for good reason, Mr. Flynn is entitled to the same benefits as described above with the exception that his payment of base salary is increased from 18 months to 24 months.

Under the terms of his employment agreement, Mr. Flynn is prevented from soliciting or interfering with any of our contracts, client relationships, independent contractors, suppliers, customers, employees or directors for a period of two years following termination of his employment with us. Additionally, for a period of one year following termination of his employment, Mr. Flynn may not accept employment with, or give advice to, any air cargo carrier carrying on a business substantially similar to Atlas.

John W. Dietrich.  Mr. Dietrich’s employment agreement was amended and restated effective September 15, 2006 and was further amended at year-end 2008. Under his employment agreement, Mr. Dietrich received an initial base annual salary of $425,000 (currently $490,000), which was pro rated for the period from September 15, 2006 to December 31, 2006 and which thereafter is subject to annual review. Under the agreement, if Mr. Dietrich is terminated by the Company, or if he resigns, he is entitled to receive salary earned up to the date of termination or resignation. If Mr. Dietrich’s employment is terminated without cause, or if Mr. Dietrich resigns for good reason (as defined in his agreement), he is entitled to 18 months base salary, payable in a single lump sum, which amount increases to 24 months base salary if his employment is terminated or he resigns for good reason in connection with a change of control. Substantially equivalent benefits are payable in the event of Mr. Dietrich’s permanent disability (as defined) or his death. Mr. Dietrich’s employment agreement also provides that he will not, for a period of one year following the termination of his employment with us, solicit or interfere with any of our contracts, client relationships, independent contractors, suppliers, customers, employees or directors. Additionally, for a period of one year following termination of his employment, Mr. Dietrich may not accept employment in a non-attorney capacity with, or give non-legal advice to, certain of our major competitors.

Potential Payments Upon Termination or Change of Control

We have several plans that govern payments to our Named Executive Officers in the event of a change of control of the Company, a change in the Named Executive Officer’s responsibilities, or a termination of any Named Executive Officer. Each of our 2008 and 2009 Annual Incentive Plans for Senior Executives, 2007 Incentive Plan, 2004 LTIP (or the related equity agreements) and long-term incentive plans and awards includes provisions regarding payments to Named Executive Officers upon termination of employment or a change of control of the Company. In addition, we have entered into employment agreements with Mr. Flynn and Mr. Dietrich that contain provisions regarding such payments. These employment agreements are summarized in the sections headed “Employment Agreements” and “Determination of 2008 Compensation” above. Lastly, our Benefits Program for Executive Vice Presidents and Senior Vice Presidents (the “Benefits Program”) includes provisions for payments upon termination of employment or a change in control to the extent not covered by an employment agreement or otherwise.

Payments Upon Termination of Employment

Mr. Grant, Mr. Steen and Mr. Kokas participate in the Benefits Program pursuant to which they are entitled to accrued but unpaid base salary as of the date of termination in the event of a termination of employment for cause (as defined) or resignation. Payments due to Mr. Flynn and Mr. Dietrich upon termination by the Company, other than for cause or upon resignation for good reason, are described under the section headed “Employment Agreements” above. If Mr. Grant, Mr. Steen or Mr. Kokas is terminated by the Company without cause (as defined) or if either resigns for good reasons (as defined), he will be entitled to

(i) 12 months base salary (payable in accordance with the Company’s normal pay schedule) and (ii) health and welfare benefits coverage for 12 months (provided that such coverage will cease if comparable coverage is obtained as a result of subsequent employment) under the Benefits Program.

Performance shares and performance share unit awards granted under the 2007 Plan provide that, in the event of a termination of employment by the Company for a reason other than cause during the three-year performance period of the awards, a pro rata portion of the award that will vest although the shares will not be paid until the completion of the performance period and will be based on actual performance for the three-year performance period.

Payments Upon Death or Disability

Benefits payable in the event of Mr. Flynn’s or Mr. Dietrich’s permanent disability (as defined) or death are described under “Employment and Other Agreements” above. Benefits payable in the event of Mr. Grant’s, Mr. Steen’s or Mr. Kokas’ death or permanent disability (as defined) are governed by the Benefits Program. Upon occurrence of either event, the affected executive or his estate would receive (i) all accrued but unpaid base salary as of the date of termination, (ii) health and welfare benefits coverage for 12 months, and (iii) an additional cash amount equal to 12 months of the executive’s monthly base salary payable in accordance with the Company’s normal pay schedule.

Performance shares and performance share unit awards granted under the 2007 Plan provide that, in the event of a termination of employment as a result of death or disability during the three-year performance period of the awards, a pro rata portion of the award that will vest although the shares will not be paid until the completion of the performance period and will be based on actual performance for the three-year performance period.

Payments Upon a Change of Control (without termination of employment)

2008 and 2009 Annual Incentive Plans

In the event of a change in control of the Company during the plan year, annual incentive awards made under our 2008 and 2009 Annual Incentive Plans for Senior Executives will be determined and paid based on the assumption that the performance metrics have been achieved at a level of 100% of target for the plan year in which the change of control takes place; provided, that, if upon completion of the plan year it is determined that the financial metric was achieved at a level higher than 100% of target, awards are adjusted to reflect actual performance. If a participant’s employment with the Company terminates prior to the change in control, the participant forfeits the award, unless the termination is due to death, disability, normal retirement under a retirement program of the Company, by the Company without cause, or by the participant for good reason. A change of control is defined as when another party (acting alone or with affiliates) beneficially owns 40% or more of our issued and outstanding voting stock.

2007 Incentive Plan

All agreements in respect of awards made under the 2007 Incentive Plan provide for full and immediate vesting in the event of a change in control of the Company. All performance units and shares would vest immediately and would be paid out at the maximum rate.

2004 Long-Term Incentive and Share Award Plan

The 2004 LTIP, which applies to grants of equity made prior to May 23, 2007, includes change of control provisions which are triggered by a merger or consolidation, the sale of a majority of our assets, or stockholders approving a plan of complete liquidation. If one of these change of control events occurs, it would result in the following under the 2004 LTIP:

•	all stock options become fully vested and exercisable;

•	all restrictions and other conditions on any restricted stock, units, performance shares or other awards lapse, and such awards become free of all restrictions and fully vested;

•	all outstanding options, restricted shares and other share based awards will be cashed out for the per share price paid to holders of Common Stock in connection with the change of control (or, if no consideration is paid, the fair market value of the stock immediately prior to the change of control), except for incentive stock options, which will be cashed out based on the transactions reported for the date of the change of control; and

•	subject to Compensation Committee discretion, any awards of performance shares or units relating to a period in which the change of control occurs become immediately payable in cash, to be paid pro rata based on achievement of the maximum performance targets.

Payments Upon a Change of Control and Termination of Employment

We have agreements with certain of our Named Executive Officers which provide for severance benefits in the event of certain terminations of employment following a change of control. These benefits are summarized below. Pursuant to such agreements, a change of control is defined to occur upon the acquisition by any person or group of beneficial ownership of more than 50% of the outstanding voting securities of the Company.

The change of control provisions of the employment agreements with our Named Executive Officers are “double-trigger” agreements. Mr. Flynn’s agreement provides that if, within 6 months preceding or 6 months following a change of control, we terminate his employment (other than for cause) or he resigns for “good reason” (as defined below), then Mr. Flynn will receive the following benefits: (i) 24 months base salary; (ii) vesting of all rights under plans and (iii) health and welfare benefits for 12 months. Mr. Dietrich’s agreement provides that if, within 6 months before or 12 months after a change of control, the Company terminates his employment (other than for cause) or he resigns for “good reason”, then Mr. Dietrich will receive: (i) the payment of 24 months base salary; (ii) relocation expenses back to Chicago, IL; and (iii) health and welfare benefits for 12 months. Messrs. Grant, Steen and Kokas are not entitled to any incremental compensation in the event of a change of control followed by termination or resignation for good reason but remain entitled to the payments owed to them upon termination without cause or resignation for good reason.

The term “cause” as used in the agreements means (i) any act of material dishonesty, (ii) failure to comply with the material obligations set out in the employment agreement, (iii) a material violation of the Company’s corporate policies, or (iv) the conviction of plea of “no contest” to any misdemeanor of moral turpitude or any felony.

The term “good reason” means, for Mr. Flynn (i) a reduction in compensation, (ii) a material reduction in title or job responsibilities (including any reduction following a change of control), or (iii) a requirement to relocate the executive’s primary residence. For Mr. Dietrich, it includes (i) a reduction in base salary or bonus eligibility, or (ii) reduction in job title or responsibilities. For Messrs. Grant, Steen and Kokas, it includes (i) a reduction in base salary, (ii) ceasing to hold the title of Senior Vice President, other than through promotion or through reassignment to another job title of comparable responsibility or (iii) any reduction in job responsibilities that diminishes the opportunity to earn the same annual incentive bonus for which he was previously eligible.

Set forth below is the amount of compensation that Messrs. Flynn, Dietrich, Grant, Steen and Kokas would receive in the event of termination of such executive’s employment or a change of control that is incremental to amounts previously earned and accrued by the executive for performance of his duties to the date of termination. The amounts shown assume that such termination or change of control was effective as of December 31, 2008, and are estimates of the amounts which would be paid to the executives upon their termination or upon a change of control. For the equity component of such compensation, the Company used the closing price of AAWW common stock as of December 31, 2008. The actual amounts to be paid can only be determined at the time of such events.

	Payments on			Payments Without	Payments on
	Termination of		Payments on	Termination of	Termination of
	Employment Due		Termination of	Employment	Employment
	to Death or		Employment	Following a	Following a
Name	Disability*		Without Cause*	Change in Control*	Change of Control*
William J. Flynn	1,435,437	**	1,435,437	3,387,609	4,817,609
John W. Dietrich	876,704		876,704	1,388,531	2,323,531
Jason Grant	469,055		469,055	700,552	1,050,552
Michael Steen	444,362		444,362	782,446	1,132,446
Adam R. Kokas	424,362		424,362	778,740	1,108,740

*	We used the following assumptions to calculate these payments:

•	We valued stock options using the closing price of our Common Stock on the NASDAQ Global Market on December 31, 2008, which was $18.90 per share, by multiplying the difference between the Market Price and the Exercise Price by the number of Accelerated Shares.

•	We assumed in each case that termination is not for cause, the executive does not violate his non-competition or non-solicitation agreements or any other restrictive covenants with us following termination, the executive does not receive medical and life insurance coverage from another employer within 12 months of the termination of his employment, the executive does not have any unused vacation time, and the executive does not incur legal fees or relocation expenses requiring reimbursement from us.

•	We valued estimated payments based on the closing price of our Common Stock on the NASDAQ Global Market on December 31, 2008, which was $18.90 per share, multiplied by the number of shares of stock and other equity awards that are accelerated upon a termination of employment or termination of employment and change of control. See the table entitled “Outstanding Equity Awards at Fiscal Year-End 2008” for information regarding unvested equity awards.

**	Represents the amount payable to Mr. Flynn in the event of his disability. In the event of his death, the amount to be paid to Mr. Flynn’s estate would be $1,792,937.

PROPOSAL 2

RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the year ending December 31, 2009 and has directed that management submit the selection of that firm to the stockholders for ratification at the Annual Meeting. Representatives from PwC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PwC as the Company’s independent registered public accounting firm is not required by the Company’s By-Laws or otherwise. However, we are submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its stockholders.

For information concerning fees paid to PwC during 2008 and 2007, see “Fees to Independent Registered Accounting Firm” above.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS TO BE PRESENTED
AT THE 2010 ANNUAL MEETING

Stockholder Proposals to Be Included in Our 2010 Proxy Statement

We currently expect to hold our 2010 annual meeting of stockholders on or about May 19, 2010. Under the rules of the SEC, if a stockholder wants us to include a proposal in the proxy statement and form of proxy for presentation at our 2010 annual meeting, the proposal must be received by our Secretary no later than December 19, 2009. All stockholder proposals must be made in writing and addressed to the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, New York 10577.

Advance Notice Procedures

Under our By-laws, and as permitted by the rules of the SEC, no business may be brought before the 2010 annual meeting of stockholders except as specified in the notice of the meeting or as otherwise brought before such annual meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to us (containing certain information specified in our By-laws) not earlier than February 20, 2010 and not later than March 13, 2010. A copy of the By-laws will be sent to any stockholder upon written request to the Secretary of AAWW. These requirements are separate and apart from, and in addition to, the SEC’s requirements that a stockholder must meet in order to have his or her stockholder proposal included in our Proxy Statement as discussed above.

ADDITIONAL COPIES OF ANNUAL REPORT

A copy of our 2008 Annual Report accompanies this Proxy Statement. If any person who was a beneficial owner of Common Stock on the Record Date desires additional copies, such copies may be obtained without charge upon request in writing addressed to the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, New York 10577. Each such copy of our 2007 Annual Report so furnished does not include any exhibits thereto, but is accompanied by a list briefly describing all such exhibits. We will furnish any such exhibit upon written request and upon payment of a reasonable specified fee. The Form 10-K is also available on our website at www.atlasair.com.

ADDITIONAL INFORMATION

Separate Voting Materials

Some banks, brokers and other record holders have begun the practice of “householding” proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single set of proxy statements and annual reports to a household at which two or more stockholders reside if a company reasonably believes the stockholders are members of the same family. This procedure reduces the volume of duplicate information stockholders receive and also reduces printing and mailing costs. If you participate in “householding” and wish to continue receiving individual copies of our proxy statement and annual report, please write or call us at the following address or phone number: the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, New York, 10577, (914) 701-8000. We will promptly deliver an additional copy of the proxy and/or the annual report to any stockholder who so requests.

List of Stockholders

At the Annual Meeting and for 10 days prior to the meeting, the names of stockholders entitled to vote at the Annual Meeting will be available for inspection at for any purpose germane to the meeting, between the hours of 9 a.m. and 5 p.m., at our principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577, by contacting the Secretary of AAWW.

Limited Voting by Foreign Owners

To comply with restrictions imposed by federal aviation law on foreign ownership of U.S. airlines, our Certificate of Incorporation and By-laws restrict foreign ownership of shares of our Common Stock. The restrictions imposed by federal aviation law (49 U.S.C. § 41102) currently include a requirement that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not “Citizens of the United States.” There is a separate requirement that we be under the actual control of Citizens of the United States.

Pursuant to our By-laws, there is a separate stock record, designated the “Foreign Stock Record” for the registration of Voting Stock that is Beneficially Owned by aliens. “Voting Stock” means all outstanding shares of our capital stock that we may issue from time to time which, by their terms, may vote. “Beneficially Owned” refers to owners of our securities who, directly or indirectly, have or share voting power and/or investment power.

At no time will ownership of our shares of Common Stock representing more than the Maximum Percentage be registered in the Foreign Stock Record. “Maximum Percentage” refers to the maximum percentage of voting power of Voting Stock which may be voted by, or at the direction of, aliens without violating applicable statutory, regulatory or interpretative restrictions or adversely affecting our, Atlas’s or Polar’s operating certificates or authorities. If we find that the combined voting power of Voting Stock then registered in the Foreign Stock Record exceeds the Maximum Percentage, the registration of such shares will be removed from the Foreign Stock Record sufficient to reduce the combined voting power of the shares so registered to an amount not in excess of the Maximum Percentage.

The enclosed proxy card contains a certification that by signing the proxy card the stockholder certifies that such stockholder is a “Citizen of the United States” as defined by 49 U.S.C. § 40102(a)(15) or that the shares represented by the proxy card have been registered on our Foreign Stock Record.

We will promptly deliver a copy of our By-laws to any stockholder who writes or calls us at the following address or phone number: Attention: the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, New York, 10577, (914) 701-8000.

Extent of Incorporation by Reference of Certain Materials

The Audit Committee Report and the Compensation Committee Report on Executive Compensation included in this Proxy Statement do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other filing made by us under or subject to Regulation 14A or 14C (other than Item 7 to Regulation 14A), or to the liabilities of Section 18 of the Exchange Act, except to the extent we specifically incorporate such report or performance graph by reference therein.

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the election of directors and the ratification of the selection of our independent auditors, all as described above. If any other matter is properly brought before the Annual Meeting for action by the stockholders, all proxies (in the enclosed form) returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors

WILLIAM J. FLYNN
President and Chief Executive Officer

April 17, 2009

Ñ    DETACH PROXY CARD HERE    Ñ

Please sign, date and return This proxy card in the enclosed envelope.
☒
Votes MUST be indicated (x) in Black or Blue ink.

1. Election of Directors
     The Board of Directors recommends a vote FOR the listed nominees.

Nominees:	Robert F. Agnew, Timothy J. Bernlohr, Eugene I. Davis, William J. Flynn, James S. Gilmore III, Carol B. Hallett and Frederick McCorkle
Certification:
Pursuant to federal law and Atlas Air Worldwide Holdings, Inc.’s certificate of incorporation and by-laws, voting stock is subject to certain foreign ownership restrictions. By signing below, you represent that (1) you are a United States citizen as that term is defined by federal aviation law, or (2) the shares of stock represented by this Proxy have been registered on the foreign stock record of the Company, as provided in the by-laws.

FOR all nominees for director listed above (except as marked to the contrary).	☐	WITHHOLD AUTHORITY to vote for all nominees listed above.	☐	WITHHOLD AUTHORITY to vote for an individual nominee(s). Write name(s) below.	☐	Mark here if you plan to attend the meeting. ☐

If you attend the meeting, you will be accompanied by ________________
		FOR	AGAINST	ABSTAIN

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors. The Board of Directors recommends a vote FOR the above proposal.	☐	☐	☐

----------------------------------

SCAN LINE (FPO)

----------------------------------

Please sign exactly as name appears on this Proxy. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title. If signing in the name of a corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory.					______________	__________________	____________________
					Date	Share Owner sign here	Co-Owner sign here

ATLAS AIR WORLDWIDE HOLDINGS, INC.
2000 Westchester Avenue, Purchase, New York 10577
Proxy for the Annual Meeting of Stockholders – May 22, 2009
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Jason Grant, Adam R. Kokas and Michael W. Borkowski, and each of them, with full power of substitution in each, as proxies and authorizes them to vote all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Atlas Air Worldwide Holdings, Inc., to be held at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, 38th Floor, New York, NY 10036 on Friday, May 22, 2009 at 11:00 a.m., local time, and at any adjournment or postponement of the meeting, as indicated below.

Please date, sign and return this proxy promptly. This Proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this Proxy will be voted FOR the election as directors of all of the nominees listed on the reverse side and FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors, all as described in the Proxy Statement. The undersigned authorizes the Proxies to vote, in their discretion, upon any other matters as may properly come before the Annual Meeting.

If you plan to attend the meeting, please indicate in the space provided on the reverse side.

The Board of Directors recommends a vote FOR the election as directors of the persons named in proposal 1 and FOR the ratification of the selection of PricewaterhouseCoopers as the Company’s independent auditors as set forth in proposal 2.

To change your address, please mark this box and provide your new address below.	☐

Change of address:	ATLAS AIR WORLDWIDE HOLDINGS, INC. P.O. BOX 11162 NEW YORK, N.Y. 10203-0162

IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE
Please return this card in the self-addressed envelope provided